EX-99.11

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	MORRISON FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

January 26, 2018

ABERDEEN CHILE FUND, INC.

1735 Market Street, 32nd Floor

Philadelphia, Pennsylvania 19103

Re:                             Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as Maryland counsel to Aberdeen Chile Fund, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form N-14 (Registration No. 333-221577) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the joint proxy statement-prospectus included therein (the “Prospectus”), of shares (the “Shares”) of Common Stock, $0.001 par value per share, of the Company (“Common Stock”) to be issued pursuant to the terms of each Agreement and Plan of Reorganization, in the form attached as an Exhibit to the Prospectus (each, a “Reorganization Agreement” and, collectively, the “Reorganization Agreements”), by and between the Company and each of Aberdeen Emerging Markets Smaller Company Opportunities Fund, Inc., Aberdeen Israel Fund, Inc., Aberdeen Indonesia Fund, Inc., Aberdeen Latin America Equity Fund, Inc., Aberdeen Singapore Fund, Inc. and Aberdeen Greater China Fund, Inc. (each, a “Target Fund” and, collectively, the “Target Funds”).  This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.                                      The charter of the Company, as amended, corrected and supplemented to date (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2.                                      The Amended and Restated Bylaws of the Company, certified as of the date hereof by the Assistant Secretary of the Company;

3.                                      Resolutions of the Board of Directors of the Company, or a duly authorized committee thereof (the “Resolutions”), relating to the authorization and approval of (a) the execution, delivery and performance by the Company of the Reorganization Agreements, pursuant to which each Target Fund will transfer all or substantially all of its assets to the Company, in exchange solely for shares of Common Stock, the assumption by the Company of all stated liabilities of each Target Fund and the distribution of Common Stock to Target Fund stockholders in liquidation of each Target Fund (each, a “Reorganization” and, collectively, the “Reorganizations”), (b) an amendment to the Charter increasing the authorized capital of the Company, (c) the filing of the Registration Statement, and (d) the issuance of the Shares pursuant to the Reorganizations, certified as of the date hereof by the Assistant Secretary of the Company;

4.                                      The Reorganization Agreements, in the form attached to the Prospectus as an Exhibit;

5.                                      A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6.                                      A certificate executed by Heather Hasson, Assistant Secretary of the Company, dated as of the date hereof.

As used herein, the phrase “known to us” is limited to the actual knowledge, without independent investigation, of the lawyers in this firm who have provided legal services to the Company in connection with the Registration Statement.

In expressing the opinion set forth below, we have assumed the following:

1.                                      Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s (including the Company’s) obligations set forth therein are legal, valid and binding.

4.                                      All Documents submitted to us as originals are authentic.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All statements and information contained in the Documents are true and complete.  There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.                                      The merger of each Target Fund with and into the Company pursuant to the applicable Reorganization Agreement will be approved by the stockholders of the applicable Target Fund as described in the Registration Statement.  The number of Shares to be issued pursuant to each Reorganization Agreement at closing plus the number of shares of Common Stock issued and outstanding immediately prior to such issuance of Shares will not exceed the number of shares of Common Stock then authorized to be issued under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the Resolutions and the Reorganization Agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.  This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

MORRISON & FOERSTER LLP